Exhibit 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Executive Vice President / CFO (248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2009 SECOND QUARTER RESULTS
TROY, Mich. (July 28, 2009) — Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank FSB, today reported a second quarter 2009 net loss applicable to common stockholders of $76.6 million, or $(0.32) per share (diluted), as compared to a net loss of $67.4 million, or $(0.76) per share (diluted) on a linked quarter basis. Net earnings were $15.7 million, or $0.22 per share (diluted), in the second quarter 2008. For the six months ended June 30, 2009, Flagstar’s net loss applicable to common stockholders was $144.0 million, or $(0.88) per share (diluted), as compared to net earnings of $5.1 million, or $0.08 per share (diluted) for the same period 2008.
On a pre-tax, pre-credit cost basis, earnings before preferred dividends were $78.9 million in the second quarter 2009, as compared to earnings of $144.7 million in the first quarter 2009. For the second quarter 2009 as compared to the first quarter 2009, residential loan originations decreased to $9.3 billion from $9.5 billion, loan sales increased to $9.9 billion from $7.7 billion and the margin on loan sales decreased to 1.06% from 2.54%, respectively. For the six month periods ended June 30, 2009 and 2008, residential loan originations increased to $18.8 billion from $16.2 billion, loan sales increased to $17.6 billion from $15.3 billion and the margin on loan sales increased to 1.71% from 0.70%, respectively.
“Although it is always disappointing to lose money, we were able to continue to generate positive income on an operating basis and are encouraged by the improvement in mortgage delinquency trends that we experienced towards the end of the quarter,” said Mark T. Hammond, Chief Executive Officer.
Capital
At June 30, 2009, the wholly owned subsidiary Flagstar Bank remained “well-capitalized” for regulatory purposes, with capital ratios of 7.19% for Tier 1 capital and 13.67% for total risk-based capital. During the second quarter 2009, the final tranche of $50 million in capital investment from MP Thrift Investments was completed, which $30 million was invested into the Bank. This final tranche resulted in the total investment of MP Thrift Investments into Flagstar Bancorp to $350 million. This was in addition to the $266 million of preferred stock and warrants sold to the U.S. Treasury via the TARP program, during the first quarter 2009.
Assets
Total assets at June 30, 2009 were $16.4 billion as compared to $16.8 billion at March 31, 2009. The decrease was primarily a result of the decline in loans available for sale and loans held for investment., offset in part by an increase in cash and cash equivalents. Total assets were $14.2 billion at December 31, 2008 and $14.6 billion at June 30, 2008.

Operations
For the second quarter 2009, the net loss applicable to common stockholders of $76.6 million reflected the following:
•	Gain on loan sales decreased to $104.7 million as compared to $195.7 million for the first quarter 2009, reflecting the decrease in the margin on loan sales during the second quarter 2009 to 1.06% from 2.54%.

•	Provision for loan losses decreased to $125.7 million as compared to $158.2 million for the first quarter of 2009.

•	Loan fees, resulting from originating loans, increased to $35.0 million in the second quarter 2009 as compared to $32.9 million during the first quarter 2009. This reflected an increase in warehouse draw fees, escrow waiver fees and underwriting fees in the second quarter 2009 as compared to the first quarter 2009.

•	Non interest expense decreased to $171.8 million as compared to $182.7 million in the first quarter 2009. The decrease reflected a decline in commissions of $18.1 million due to lower loan origination volume in the second quarter 2009 and a revised commission structure, and it also reflected a $6.9 million decline in costs associated with foreclosed property.

•	Net loan administration income reflected a gain of $41.9 million (offset by a loss of approximately $39.1 million on trading securities that were used for economic hedging purposes) as compared to a loss of $31.8 million for the first quarter 2009 (offset by a gain of approximately $23.7 million on trading securities that were used for economic hedging purposes).

•	Warrant expense of $12.9 million was recorded in the second quarter of 2009 with respect to the Treasury warrants outstanding. This amount, together with the $9.1 million of Treasury warrant expense incurred during the first quarter of 2009 was added to equity upon receipt of stockholder approval of additional stock in May. Accordingly, no further expense will be recognized for the Treasury warrants, although these amounts must still be reflected as expenses during the first and second quarters of 2009.

•	FDIC premium expense included a special assessment that was imposed on all banks during the second quarter 2009 and which totaled $7.8 million for the Bank.

•	General and administrative expense for the second quarter 2009 included a $10.4 million reserve against possible reinsurance losses, as compared to no such expense for the second quarter 2008.
Funding Sources
Flagstar Bank’s primary sources of funds are deposits, loan repayments and sales, advances from the Federal Home Loan Bank of Indianapolis (FHLB), cash generated from operations, customer escrow accounts and security repurchase agreements. Retail deposits were $6.0 billion at June 30, 2009, as compared to $6.2 billion at March 31, 2009 and $5.0 billion at June 30, 2008. At June 30, 2009, the Bank had a $7.0 billion line of credit with the FHLB, which was collateralized to $5.7 billion and of which $502.0 million was available, and a $426.0 million undrawn line of credit at the Federal Reserve discount window.
Net Interest Margin
Flagstar Bank increased its net interest margin to 1.69% for the second quarter 2009 as compared to 1.67% for the first quarter 2009 and 1.89% for second quarter 2008. For the six months ended June 30, 2009, the net interest margin was 1.68% as compared to 1.77% for the six months ended June 30, 2008.
Retail Banking Operations
Flagstar Bank had 175 retail banking branches at June 30, 2009 as compared to 177 branches at March 31, 2009 and 170 branches at June 30, 2008.

Mortgage Banking Operations
Loan production, substantially comprised of agency residential first mortgage loans, decreased to $9.3 billion for the second quarter 2009, as compared to $9.5 billion in the first quarter 2009, but increased from the $8.2 billion for the second quarter 2008.
For the six months ended June 30, 2009 loan production increased 16.0% to $18.8 billion, which was substantially all residential loans, as compared to $16.2 billion, including $15.9 billion of residential loans, for the six months ended June 30, 2008.
Gain on loan sales margins decreased to 1.06% for the second quarter 2009, as compared to 2.54% for the first quarter 2009, but increased from and 0.54% for the second quarter 2008. For the six months ended June 30, 2009, the gain on sale margin increased to 1.71% as compared to 0.70% for the same period in 2008.
At June 30, 2009, the unpaid principal balances of loans associated with the mortgage servicing rights portfolio totaled $61.5 billion and had a weighted average service fee of 33.1 basis points. This was an increase from $58.9 billion at March 31, 2009 with a weighted average servicing fee of 33.4 basis points and $45.8 billion at June 30, 2008 with an average weighted servicing fee of 34.2 basis points.
Asset Quality
Non-performing assets, which include non-performing loans (i.e., loans 90 days or more past due, and matured loans), real estate owned and repurchased assets, but which exclude any FHA-insured assets, increased to $1.1 billion at June 30, 2009, from $1.0 billion at March 31, 2009 and $0.5 billion at June 30, 2008.
Non-performing loans, which exclude any FHA-insured loans, increased to $940.8 million (11.18% of loans held for investment) at June 30, 2009 as compared to $893.8 million (9.99% of loans held for investment) at March 31, 2009 and $363.9 million (4.00% of loans held for investment) at June 30, 2008.
Of the non-performing loans, residential first mortgage loans increased to $588.2 million at June 30, 2009, as compared to $561.5 million at March 31, 2009 and $232.6 million at June 30, 2008. Portfolio of single-family residential first mortgage loans held for investment at June 30, 2009 had an average original FICO credit score of 717 and an average original loan-to-value ratio of 74.33%.
Non-performing commercial real estate mortgages increased to $295.8 million at June 30, 2009 as compared to $260.9 million at March 31, 2009 and $112.1 million at June 30, 2008. These loans are individually evaluated for impairment and may require a specific loan loss reserve depending upon the sufficiency of collateral or cash flows.
The balance of our real estate owned, net of any FHA-insured assets, increased to $131.6 million at June 30, 2009 from $106.5 million at March 31, 2009 and $118.6 million at June 30, 2008. Repurchased assets were $18.4 million at June 30, 2009 as compared to $14.8 million at March 31, 2009 and $11.3 million at June 30, 2008.
Net loan charge-offs were $117.7 million for the second quarter 2009 as compared to $68.2 million for the first quarter 2009 and $11.2 million for the second quarter 2008. The provision for loan losses was $125.7 million for the second quarter 2009 as compared to $158.2 million for the first quarter 2009 and $43.8 million for the second quarter 2008. The allowance for loan losses was $474.0 million (5.63% of loans held for investment) at June 30, 2009 as compared to $466.0 million (5.21% of loans held for investment) at March 31, 2009 and $154.0 million (1.69% of loans held for investment) at June 30, 2008.

As Previously Announced
The Company’s quarterly earnings conference call will be held on Wednesday, July 29, 2009 from 11 a.m. until 12 noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by e-mail to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (702) 696-4911 or toll free at (866) 294-1212, passcode: 17931011.
A replay will be available for five business days by calling (800) 642-1687 toll free or (706) 645-9291 using the passcode: 17931011.
Flagstar Bancorp, with $16.4 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At June 30, 2009, Flagstar operated 175 banking centers in Michigan, Indiana and Georgia and 45 home loan centers in 18 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject o change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
Summary of Consolidated	June 30,	March 31,	June 30,
Statements of Operations	2009	2009	2008
Interest income	$187,848	$184,978	$200,564
Interest expense	(127,831)	(128,248)	(139,165)

Net interest income	60,017	56,730	61,399
Provision for loan losses	(125,662)	(158,214)	(43,833)

Net interest (expense) income after provision	(65,645)	(101,484)	17,566
Non-interest income
Deposit fees and charges	7,984	7,233	6,815
Loan fees and charges, net	35,022	32,922	617
Loan administration	41,853	(31,801)	37,370
(Loss) gain on trading securities	(39,085)	23,747	—
Gain on trading securities — residuals	(3,400)	(12,535)	(4,104)
Net gain on loan sales	104,664	195,694	43,826
Net loss on MSR sales	(2,544)	(82)	(834)
Net impairment on securities available for sale	(327)	(17,242)	—
Net gain on securities available for sale	—	—	4,869
Other (loss) income	(9,630)	(6,977)	11,718

Total non-interest income	134,537	190,959	100,277
Non-interest expenses
Compensation and benefits	(56,584)	(58,654)	(54,411)
Commissions	(15,302)	(33,415)	(30,788)
Occupancy and equipment	(17,499)	(18,879)	(20,471)
General and administrative	(42,112)	(37,669)	(14,879)
Other	(40,571)	(34,335)	(6,670)

Total non-interest expense	(172,068)	(182,952)	(127,219)
Capitalized direct cost of loan closing	250	283	33,483

Total non-interest expense after capitalized direct cost of loan closing	(171,818)	(182,669)	(93,736)

(Loss) earnings before federal income tax and preferred stock dividends	(102,926)	(93,194)	24,107
Benefit (provision) for federal income taxes	31,261	28,696	(8,361)

Net (loss) earnings	(71,665)	(64,498)	15,746
Preferred stock dividends	(4,921)	(2,919)	—

Net (loss) earnings available to common stockholders	$(76,586)	$(67,417)	$15,746

Basic (loss) earnings per share	$(0.32)	$(0.76)	$0.24

Diluted (loss) earnings per share	$(0.32)	$(0.76)	$0.22

Net interest spread — Consolidated	1.42%	1.59%	1.77%
Net interest margin — Consolidated	1.61%	1.59%	1.80%
Interest rate spread — Bank only	1.45%	1.63%	1.82%
Net interest margin — Bank only	1.69%	1.67%	1.89%
Return on average assets	(1.83)%	(1.68)%	0.41%
Return on average equity	(33.30)%	(33.64)%	8.39%
Efficiency ratio	88.3%	73.8%	58.0%
Average interest earning assets	$14,888,480	$14,026,946	$13,677,016
Average interest paying liabilities	$14,106,978	$14,057,366	$13,606,212
Average stockholders’ equity	$920,025	$801,534	$750,978
Equity/assets ratio (average for the period)	5.48%	5.00%	4.91%
Ratio of charge-offs to average loans held for investment	5.42%	3.00%	0.50%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Six Months Ended
Summary of Consolidated	June 30,	June 30,
Statements of Operations	2009	2008
Interest income	$372,826	$411,417
Interest expense	(256,079)	(295,220)

Net interest income	116,747	116,197
Provision for loan losses	(283,876)	(78,096)

Net interest (expense) income after provision	(167,129)	38,101
Non-interest income
Deposit fees and charges	15,217	12,846
Loan fees and charges, net	67,944	1,501
Loan administration	10,053	20,324
Loss on trading securities	(15,338)	—
Loss on trading securities — residuals	(15,935)	(13,586)
Net gain on loan sales	300,358	107,252
Loss on MSR sales, net	(2,626)	(547)
Impairment — securities available for sale	(17,569)	—
Gain on securities available for sale	—	4,869
Other (loss) income	(16,608)	20,293

Total non-interest income	325,496	152,952
Non-interest expenses
Compensation and benefits	(115,238)	(111,037)
Commissions	(48,717)	(60,103)
Occupancy and equipment	(36,378)	(40,324)
General and administrative	(79,781)	(11,927)
Other	(74,906)	(25,300)

Total non-interest expense	(355,020)	(248,691)
Capitalized direct cost of loan closing	533	65,786

Total non-interest expense after capitalized direct cost of loan closing	(354,487)	(182,905)

(Loss) earnings before federal income tax and preferred stock dividends	(196,120)	8,148
Benefit (provision) for federal income taxes	59,957	(3,002)

Net (loss) earnings	(136,163)	5,146
Preferred stock dividends	(7,841)	—

Net (loss) earnings available to common stockholders	$(144,004)	$5,146

Basic (loss) earnings per share	$(0.88)	$0.08

Diluted (loss) earnings per share	$(0.88)	$0.08

Net interest spread — Consolidated	1.50%	1.62%
Net interest margin — Consolidated	1.60%	1.66%
Interest rate spread — Bank only	1.53%	1.67%
Net interest margin — Bank only	1.68%	1.77%
Return on average assets	(1.76)%	0.07%
Return on average equity	(33.45)%	1.43%
Efficiency ratio	80.2%	68.0%
Average interest earning assets	$14,460,094	$13,983,160
Average interest paying liabilities	$14,063,565	$13,841,065
Average stockholders’ equity	$861,107	$720,714
Equity/assets ratio (average for the period)	5.25%	4.66%
Ratio of charge-offs to average loans held for investment	4.18%	0.64%

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except per share data)
(Unaudited)

Summary of the Consolidated	June 30,	March 31,	December 31,	June 30,
Statements of Financial Condition:	2009	2009	2008	2008

Total assets	$16,423,292	$16,809,817	$14,203,657	$14,605,993
Securities — trading	1,603,480	1,693,140	542,539	33,782
Investment securities available for sale	734,827	775,812	1,118,453	978,033
Loans held for sale	3,009,740	3,660,259	1,484,680	2,706,372
Loans held for investment, net	7,943,849	8,480,195	8,706,121	8,937,262
Allowance for loan losses	(474,000)	(466,000)	(376,000)	(154,000)
Mortgage servicing rights	664,292	522,771	520,763	672,385
Deposits	9,470,673	9,785,701	7,841,005	7,478,188
FHLB advances	5,151,907	5,200,000	5,200,000	5,736,000
Repurchase agreements	108,000	108,000	108,000	108,000
Stockholders’ equity	915,521	930,734	472,293	801,764

Other Financial and Statistical Data:
Equity/assets ratio	5.57%	5.54%	3.33%	5.49%
Core capital ratio	7.19%	7.22%	4.95%	6.70%
Total risk-based capital ratio	13.67%	13.58%	9.10%	11.65%
Book value per common share	$1.38	$4.03	$5.65	$10.45
Shares outstanding at quarter-end	468,530	90,379	83,627	72,337
Average shares outstanding during the quarter	239,425	88,210	72,153	66,005
Average diluted shares outstanding during the quarter	239,425	88,210	72,153	71,746
Loans serviced for others	$61,531,058	$58,856,128	$55,870,207	$45,830,865
Weighted average service fee (bps)	33.1	33.4	33.3	34.2
Value of mortgage servicing rights	1.07%	0.88%	0.93%	1.47%
Allowance for loan losses to non performing loans	50.4%	52.1%	52.1%	42.3%
Allowance for loan losses to loans held for Investment	5.63%	5.21%	4.14%	1.69%
Non performing assets to total assets	6.64%	6.04%	5.97%	3.38%
Number of bank branches	175	177	175	170
Number of loan origination centers	45	61	104	121
Number of employees (excluding loan officers & account executives)	3,290	3,285	3,246	3,389
Number of loan officers and account executives	457	519	674	791

Loan Originations
(Dollars in millions)
(Unaudited)

	For the Three Months Ended
	June 30,		March 31,		June 30,
Loan type	2009		2009		2008

Residential mortgage loans	$9,287	100.0%	$9,500	99.8%	$8,060	98.6%
Consumer loans	1	—	3	—	46	0.6
Commercial loans	8	—	17	0.2	71	0.8

Total loan production	$9,296	100.0%	$9,520	100.0%	$8,177	100.0%

	For the Six Months Ended
	June 30,		June 30,
Loan type	2009		2008

Residential mortgage loans	$18,787	99.9%	$15,920	98.4%
Consumer loans	4	—	95	0.6
Commercial loans	25	0.1	172	1.0

Total loan production	$18,816	100.0%	$16,187	100.0%

Loans Held for Investment
(Dollars in thousands)
(Unaudited)

	June 30,		March 31,
	2009		2009

First mortgage loans	$5,529,395	65.7%	$5,754,604	64.3%
Second mortgage loans	246,895	2.9	266,198	3.0
Commercial real estate loans	1,692,052	20.1	1,758,612	19.7
Construction loans	36,599	0.4	45,187	0.5
Warehouse lending	383,368	4.6	569,120	6.4
Consumer loans	508,309	6.0	527,221	5.9
Non-real estate commercial	21,231	0.3	25,253	0.2

Total loans held for investment	$8,417,849	100.0%	$8,946,195	100.0%

	December 31,		June 30,
	2008		2008

First mortgage loans	$5,958,748	65.6%	$6,042,770	66.5%
Second mortgage loans	287,350	3.2	294,783	3.2
Commercial real estate loans	1,779,363	19.6	1,706,191	18.8
Construction loans	54,749	0.6	71,345	0.8
Warehouse lending	434,140	4.8	423,356	4.7
Consumer loans	543,102	6.0	529,034	5.8
Non-real estate commercial	24,669	0.2	23,783	0.2

Total loans held for investment	$9,082,121	100.0%	$9,091,262	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	June 30	March 31,	June 30,
	2009	2009	2008
Description	(000’s)	(000’s)	(000’s)

Beginning Balance	$(466,000)	$(376,000)	$(121,400)
Provision for losses	(125,662)	(158,214)	(43,833)
Charge offs, net of recoveries
First mortgage loans	30,395	24,941	9,028
Second mortgage loans	11,385	12,603	711
Commercial loans	64,295	22,633	13
Construction loans	745	756	58
Warehouse	497	—	92
Consumer:
HELOC	8,988	6,127	812
Other consumer loans	1,081	678	206
Other	276	476	313

Charge-offs, net of recoveries	117,662	68,214	11,233

Ending Balance	$(474,000)	$(466,000)	$(154,000)

	For the Six Months Ended
	June 30,
	2009	2008
Description	(000’s)	(000’s)

Beginning Balance	$(376,000)	$(104,000)
Provision for losses	(283,876)	(78,096)
Charge offs, net of recoveries
First mortgage loans	55,336	14,924
Second mortgage loans	23,988	947
Commercial loans	86,928	8,235
Construction loans	1,501	85
Warehouse	497	711
Consumer:
HELOC	15,115	1,785
Other consumer loans	1,759	765
Other	752	644

Charge-offs, net of recoveries	185,876	28,096

Ending Balance	$(474,000)	$(154,000)

Composition of Allowance for Loan Losses
As of June 30, 2009
(In thousands)
(Unaudited)

	General	Specific
Description	Reserves	Reserves	Total
First mortgage loans	$187,945	$45,517	$233,462
Second mortgage loans	32,219	—	32,219
Commercial real estate loans	46,294	116,438	162,732
Construction loans	2,889	1,229	4,118
Warehouse lending	1,953	2,282	4,235
Consumer loans	26,741	716	27,457
Non-real estate commercial	587	2,068	2,655
Other and unallocated	7,122	—	7,122

Total allowance for loan losses	$305,750	$168,250	$474,000

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	June 30,		March 31,		June 30,
	2009		2009		2008
Description	(000’s)	bps	(000’s)	bps	(000’s)	bps

Gain on loan sales and securitizations	$87,535	89	$211,903	274	$111,747	138
Fair value adjustment for loans held for sale (1)	20,388	20	21,955	29	—	—
Hedging costs	39,539	40	(14,030)	(18)	6,044	7
LOCOM adjustments	(172)	—	(257)	—	(22,474)	(28)
Provision to SMR	(7,130)	(7)	(3,802)	(5)	(2,813)	(3)
Credit losses	9	—	5	—	(2,279)	(3)
Loan level pricing adjustments	(35,242)	(36)	(19,433)	(25)	(46,027)	(57)
Other transaction costs	(263)	—	(647)	(1)	(372)	—

Net gain on loan sales and securitizations	$104,664	106	$195,694	254	$43,826	54

Total loan sales and securitizations	$9,878,035		$7,699,063		$8,106,544

(1)	On January 1, 2009, the Company adopted fair value accounting for its residential first mortgage loans held for sale and originated on or after that date.

	For the Six Months Ended June 30,
	2009		2008
Description	(000’s)	Bps	(000’s)	bps

Gain on loan sales and securitizations	$299,752	170	$205,820	135
Fair value adjustment for loans held for sale	42,343	24	—	—
Hedging costs	25,509	15	15,143	10
LOCOM adjustments	(429)	—	(22,699)	(15)
Provision to SMR	(10,932)	(6)	(5,812)	(4)
Credit losses	14	—	(6,717)	(4)
Loan level pricing adjustments	(54,988)	(31)	(77,546)	(51)
Other transaction costs	(911)	(1)	(937)	(1)

Net gain on loan sales and securitizations	$300,358	171	107,252	70

Total loan sales and securitizations	$17,577,097		$15,266,871

Asset Quality
(Dollars in thousands)
(Unaudited)

	June 30, 2009		March 31, 2009
		% of		% of
Days delinquent	Balance	Total	Balance	Total

30	$158,303	1.9%	$172,214	1.9%
60	94,567	1.1	129,999	1.5
90	91,218	1.1	126,022	1.4
120 +	849,559	10.1	767,786	8.6

Total	$1,193,647	14.2%	$1,196,021	13.4%

Total loans held for investment	$8,417,849		$8,946,195

	December 31, 2008		June 30, 2008
		% of		% of
Days delinquent	Balance	Total	Balance	Total
30	$145,407	1.6%	$95,311	1.1%
60	111,404	1.3	69,930	0.8
90	137,683	1.5	54,214	0.6
120 +	584,618	6.4	309,717	3.3

Total	$979,112	10.8%	$529,172	5.8%

Total loans held for investment	$9,082,121		$9,091,262

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	June 30,	March 31,	December 31,	June 30,
	2009	2009	2008	2008

Non-performing loans	$940,777	$893,808	$722,301	$363,931
Real estate owned	131,620	106,546	109,297	118,582
Repurchased assets/non-performing assets	18,384	14,830	16,454	11,298

Non-performing assets	$1,090,781	$1,015,184	$848,052	$493,811

Non-performing loans as a percentage of investment loans	11.18%	9.99%	7.95%	4.00%
Non-performing assets as a percentage of total assets	6.64%	6.04%	5.97%	3.38%

Deposit Portfolio
(Dollars in thousands)
(Unaudited)

	June 30, 2009		March 31, 2009
Description	Balance	Rate	Balance	Rate

Demand deposits	$455,083	0.27%	$427,167	0.30%
Savings deposits	558,709	1.27	446,440	1.79
Money market deposits	717,816	1.60	662,273	2.10
Certificates of deposits/ CDARS	4,310,498	3.62	4,647,038	3.66

Total retail deposits	6,042,106	2.91	6,182,918	3.13
Company controlled custodial deposits	1,217,163	—	749,102	—
Public funds / CDARS	420,512	1.20	616,318	1.80
Wholesale deposits	1,790,892	3.68	2,237,363	3.23

Total deposits	$9,470,673	2.61%	$9,785,701	2.83%

	December 31, 2008		June 30, 2008
Description	Balance	Rate	Balance	Rate

Demand deposits	$416,920	0.47%	$455,523	0.65%
Savings deposits	407,501	2.24	441,017	2.39
Money market deposits	561,909	2.61	544,390	2.47
Certificates of deposits / CDARS	3,967,985	3.94	3,616,013	4.27

Total retail deposits	5,354,315	3.40	5,056,943	3.59
Company controlled custodial deposits	535,494	—	587,655	—
Public funds / CDARS	597,638	2.84	875,730	2.98
Wholesale deposits	1,353,558	4.41	957,860	4.78

Total deposits	$7,841,005	3.30%	$7,478,188	3.39%

Pre-tax, pre-credit-cost Income
(Non GAAP measure)
(Dollars in millions)
(Unaudited)

	For the Three Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008

(Loss) income before tax provision / benefit	$(102.9)	$(93.2)	$24.1

Add back:
Provision for loan losses	125.7	158.2	43.8
Asset resolution	18.0	24.9	8.1
Other than temporary impairment (OTTI) on AFS securities	0.3	17.2	—
Secondary marketing reserve provision	24.0	14.7	2.7
Write down of residual interests	3.4	12.5	4.1
Reserve increase for reinsurance	10.4	10.4	—

Total credit-related-costs:	181.8	237.9	58.7

Pre-tax, pre-credit-cost income	$78.9	$144.7	$82.8

	For the Six Months Ended
	June 30, 2009	June 30, 2008

(Loss) income before tax provision / benefit	$(196.1)	$8.1

Add back:
Provision for loan losses	283.9	78.1
Asset resolution	42.9	11.8
Other than temporary impairment (OTTI) on AFS securities	17.5	—
Secondary marketing reserve provision	38.7	(1.6)
Write down of residual interests	15.9	13.7
Reserve increase for reinsurance	20.9	—

Total credit-related-costs:	419.8	101.9

Pre-tax, pre-credit-cost income	$223.7	$110.0